Exhibit 10.1


                              AMENDED AND RESTATED
                               SEVERANCE AGREEMENT


     THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (the "Agreement") is entered into as of June 12, 2008, by and between , an individual residing in the State of New York ("Senior Officer") and Acadia Realty Trust, a Maryland real estate investment trust, and Acadia Realty Limited Partnership, a Delaware limited partnership, both with offices at 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 (collectively, the "Company").

                                    RECITALS

     WHEREAS, the Company and Senior Officer previously entered into a Severance Agreement dated April 6, 2001 (the "Original Severance Agreement"), which was amended pursuant to a First Amendment to Severance Agreement dated as of January 19, 2007 (the "Amendment", the Original Severance Agreement and the Amendment are collectively referred to as the "Severance Agreement"); and

     WHEREAS, Section 409A of the Internal Revenue Code requires certain modifications be made to the Severance Agreement; and

     WHEREAS, Senior Officer and the Company desire to enter into the Agreement to reflect those certain required modifications and certain other items described herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement set forth herein, the parties hereby agree as follows:

     1.   Termination of Employment and Change in Control.

     (a) Senior Officer's employment hereunder may be terminated at any time under the following circumstances:

     (i)  Cause.  The Company shall have the right to terminate Senior Officer's
          employment   for  Cause  upon   Senior   Officer's:   (A)   deliberate
          misrepresentation in connection with, or willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; (B) failure to perform his duties hereunder (other than any such failure resulting from Senior Officer's incapacity due to physical or mental illness) which failure continues for a period of three (3) business days after written demand for corrective action is delivered by the Company specifically identifying  the  manner  in which the  Company  believes  the  Senior
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          Officer  has not  performed  his  duties;  (C)  conduct  by the Senior
          Officer   constituting  a  material  act  of  willful   misconduct  in
          connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (D) disparagement of the Company, its officers, trustees, employees or partners; (E) soliciting any existing employee of the Company above the level of an administrative assistant to work at another company; or (F) the commission by the Senior Officer of a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

     (ii) Death. Senior Officer's employment hereunder shall terminate upon his death.

     (iii) Disability. The Company shall have the right to terminate Senior Officer's employment due to "Disability" in the event that there is a determination by the Company that the Senior Officer has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled the Senior Officer for a cumulative period of one hundred eighty (180) days within a twelve
          (12) month period.

     (iv) Good Reason. The Senior Officer shall have the right to terminate his employment within the 90 day period following the Company's failure to cure any of the following events that will constitute "Good Reason" if not cured within the 30-day period following written notice of such default to the Company by the Senior Officer: (A) upon the occurrence of any material breach of this Agreement by the Company which shall include but not be limited to: a material, adverse alteration in the nature of Senior Officer's duties, responsibilities or authority; (B) upon a material reduction in Senior Officer's Annual Base Salary as in effect at the time in question, or a failure to pay such amounts when due, or (C) if the Company relocates Senior Officer's office requiring the Senior Officer to increase his commuting time by more than one (1) hour. Any notice hereunder by the Senior Officer must be made within 90 days after the Senior Officer first knows or has reason to know about the occurrence of the event alleged to be Good Reason.

     (v) Without Cause. The Company shall have the right to terminate the Senior Officer's employment hereunder Without Cause subject to the terms and conditions of this Agreement.

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     (vi) Change in Control.  For purposes of this Agreement "Change in Control"
          shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in
          Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (i) Common Shares in an amount equal to thirty percent (30 %) or more of the sum total of the Common Shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; provided, however, that in determining whether a Change of Control has occurred, Outstanding Shares or Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which can cause a Change of Control; or (B) the approval of the dissolution or liquidation of the Company; or (C) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions; or (D) a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

     (b) Notice of Termination Any termination of Senior Officer's employment by the Company or any such termination by the Senior Officer (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Senior Officer's employment under the provision so indicated. In the event of the termination of Senior Officer's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

     2. Compensation Upon Termination of Employment By the Company for Cause or Voluntarily By The Senior Officer.

     In the event the Company terminates Senior Officer's employment for Cause, or the Senior Officer voluntarily terminates his employment, the Company shall pay the Senior Officer any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination and any accrued vacation pay ("Unpaid Accrued Salary"). In addition, in such event, the Senior Officer shall be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan. All options, restricted stock and long-term incentive partnership interests ("LTIP" Units") granted to the Senior Officer which have not vested on the date of termination shall automatically terminate.

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     Except for any rights which the Senior  Officer may have to Unpaid  Accrued
Salary through and including the date of termination, and vested options and stock, the Company shall have no further obligations hereunder following such termination. The aforesaid amounts shall be payable in full immediately upon such termination.

     3. Compensation Upon Termination of Employment Upon Disability, Death, Without Cause or By Senior Officer for Good Reason.

     In the event of termination of Senior Officer's employment as a result of Senior Officer's Disability, Death, Without Cause or by Senior Officer for Good Reason, the Company shall pay to the Senior Officer, the following in a single cash payment made within thirty days following the Senior Officer's employment termination date (or such later date as determined pursuant to Section 21 below):

          (i) any Unpaid Accrued Salary through and including the date of termination; plus

          (ii) an amount equal to one year's salary at the then current annual base salary (before any reductions) (the "Severance Salary"); plus

          (iii) reimbursement of expenses incurred prior to date of termination ("Expense Reimbursement"); plus

          (iv) the Senior Officer's car allowance, if any, for one year (the "Car Allowance"); plus

          (v) a pro rata portion of Senior Officer's bonus (based upon the last two/three year's bonus); plus

     In the event of termination of or resignation by Senior Officer because of a Change in Control, in addition to the above amounts,

          (vi) the Company shall pay to the Senior Officer an amount equal to six month's base salary (the "Change of Control Retention Payment"); and

          (vii) the Company shall continue Senior Officer's base salary and medical benefits for a period not to exceed the earlier of (a) six months from the date of such termination or (b) the date when Senior Officer becomes reemployed; provided that the Senior Officer shall collect all such salary and benefits on or before March 15th of the calendar year after the date of termination (with the Company paying the Senior Officer a lump sum as needed on or before such March 15th in order to provide the full value of any salary and benefits otherwise payable thereafter).

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     Notwithstanding  anything to the contrary  contained  herein, if the Senior
Officer's employment is terminated Without Cause, or the Senior Officer terminates his employment for Good Reason prior to a Change of Control and subsequently an event is announced within six months of his termination which, when consummated, would constitute a Change of Control, then the Senior Officer shall be entitled to the payment described in Section 3(vi) upon consummation.

     In addition, all (A) incentive compensation payments or programs of any nature whether stock based or otherwise that are subject to a vesting schedule, including without limitation restricted stock, phantom stock, units and any loan forgiveness arrangements granted to the Senior Officer ("Incentive
Compensation") shall immediately vest as of the date of such termination ("Vested Incentive Compensation") and (B) options granted to the Senior Officer shall immediately vest as of the date of such termination (the "Vested Options") and the Senior Officer shall be entitled at the option of the Senior Officer, his estate or his personal representative, within 18 months of the date of such termination (or expiration of their initial term, if earlier), to exercise any options which have vested (including, without limitation, by acceleration in accordance with the terms of the Agreement, the applicable option grant agreement or plan) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees or to require the Company (upon written notice delivered within one hundred (180) days following the date of Senior Officer's termination, to repurchase all or any portion of Senior Officer's vested options to purchase shares of Common Shares at a price equal to the difference between the Repurchase Fair Market Value (as hereinafter defined) of the Common Shares for which the options to be repurchased are exercisable and the exercise price of such options as of the date of Senior Officer's termination of employment (the "Vested Option Exercise Election"). In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control. For purposes of this Agreement, "Repurchase Fair Market Value" shall mean the average of the closing price on the New York Stock Exchange (or such other exchange on which the Common Shares are primarily traded) of the Common Shares on each of the trading days within the twenty (20) days immediately preceding the date of termination of Senior Officer's employment.

     Except for any rights which the Senior Officer may have to all of the above including unpaid Accrued Salary, Severance Salary, Vested Incentive Compensation, Vested Options, Expense Reimbursement, the Car Allowance and the Bonus, the Company shall have no further obligations hereunder following such termination.

     The parties both agree that the agreement to make these payments was consideration and an inducement to obtain Senior Officer's consent to enter into this Agreement. The payments are not a penalty and neither party will claim them to be a penalty. Rather, the payments represent a fair approximation of reasonable amounts due to the Senior Officer.

     4.   Change in Control.

     Following a Change in Control, the following rights shall arise:

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     (a) Options. Any options granted to the Senior Officer that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control. Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require the Senior Officer to exercise any options. In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

     (b) Restricted Stock and LTIP Units. Any restricted stock and LTIP Units granted to the Senior Officer that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control. In the event of a conflict between any restricted stock agreement or plan and this Agreement, the terms of this Agreement shall control.

     (c) Upon Termination. If the surviving entity terminates Senior's Officer's employment Without Cause or the Senior Officer terminates his employment for Good Reason, the Company or the surviving entity shall pay to the Senior Officer, and the Senior Officer shall be entitled to, all the payments and rights the Senior Officer would have in Paragraph 3, including the payments due under Paragraph 3.(vi) and (vii), but less the value of any severance payments Senior Officer receives from the surviving entity after the date of the Change of Control. The rights described herein are subject to the provisions of Section 6(b).

     5.   Indemnification/Legal Fees.

     (a) Indemnification. In the event the Senior Officer is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of Senior Officer's employment with or serving as an officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Senior Officer to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Senior Officer in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to Senior Officer) and such indemnification shall continue as to Senior Officer even after Senior Officer is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators. To the extent allowed by applicable law, expenses incurred by Senior Officer in connection with any Proceeding shall be paid by the Company in advance upon request of Senior Officer that the Company pay such expenses; but only in the event that Senior Officer shall have delivered in writing to the Company an undertaking to reimburse the Company for expenses with respect to which Senior Officer is not entitled to indemnification. The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to Senior Officer under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend the Senior Officer's rights to receive indemnity.

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     (b) Legal Fees.  If any contest or dispute  shall arise between the Company and Senior Officer regarding or as a result of any provision of this Agreement, the Company shall reimburse Senior Officer for all legal fees and expenses reasonably incurred by Senior Officer in connection with such contest or dispute, but only if Senior Officer is successful in respect of substantially all of Senior Officer's claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable, and not more than 60 days, following the resolution of such contest or dispute (whether or not appealed).

     6.   Successors and Assigns, Term.

     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Senior Officer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain any such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Senior Officer to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if Senior Officer terminated his employment for Good Reason hereunder in accordance with the terms as set forth in Paragraph 1.(a)(iv), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the Agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Senior Officer pursuant to this Paragraph 6 shall be paid to Senior Officer in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor. Nothing in this Paragraph 6(a) shall be construed to interfere with the Company's right to implement or pursue such succession.

     (b) Notwithstanding anything to the contrary contained herein, this Agreement, including the obligations described in Section 4.(c), shall terminate and be of no further force and effect 18 months from the date of a Change of Control.

     7.   Timing of and No Duplication of Payments.

     All payments payable to Senior Officer pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Senior Officer shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

     8.   Modification or Waiver.

     No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Senior Officer in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Senior Officer of any such right or remedy shall preclude other or further exercise thereof. A waiver of right to remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

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     The  respective  rights and  obligations  of the  parties  hereunder  shall survive the Senior Officer's termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

     9.   Notices.

     All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company at the address set forth above or Senior Officer at his address as set forth in the Company records (or to such other address as shall have been previously provided in accordance with this Paragraph 10).

     10.  Governing Law.

     This Agreement will be governed by and construed in accordance with the laws of the State of New York.

     11.  Severability.

     Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

     12.  Legal Representation.

     Each of the Company and Senior Officer has had an opportunity to discuss this Agreement with counsel.

     13.  Counterparts.

     This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same Agreement.

     14.  Headings.

     The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

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     15.  Entire Agreement.

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

     16.  Survival of Agreements.

     The covenants made in Paragraphs 1 through 5 each shall survive the termination of this Agreement.

     17.  Binding Effect.

     This Agreement shall be binding on the Company, its successors and assigns, including any surviving entity resulting from a merger, consolidation or other corporate reorganization.

     18.  Senior Officer's Covenants.

     Senior Officer covenants and agrees that in the event he receives any compensation (other than compensation upon termination of employment by the Company for Cause or voluntarily by the Senior Officer) pursuant to this Agreement, he shall not solicit for employment any personnel above the position of Administrative Assistant employed by the Company at the time of his termination for a period of two years from his Date of Termination as long as such personnel is still employed by the Company. Nothing contained herein to the contrary, however, shall prevent Senior Officer from providing a reference for any such personnel.

     19.  Confidentiality.

     Senior Officer and the Company agree to keep this Agreement confidential to the extent permitted by law. Senior Officer agrees to keep confidential all information in his possession regarding the Company, its properties and its plans, which is not generally known to the public.

     20.  Excess Parachute Payments.

     Any provision of this Agreement to the contrary notwithstanding, if any of the payments or benefits provided for in this Agreement, together with any other payments which Employee has a right to receive from the Company or any of its affiliates, constitute a "parachute payment", as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), payments pursuant to this Agreement shall be reduced, if necessary to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by
Section 4999 of the Code, all as determined by the Company's regularly engaged independent public accountants.

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     21.  Compliance with Section 409A.

     (a) Generally. Except to the extent specifically provided in any separate written agreement between the Senior Officer and the Company, the Senior Officer shall -- with respect to any and all amounts and benefits payable under this Agreement -- be solely responsible for the satisfaction of any taxes (including applicable withholding and employment taxes, and taxes arising under Code Sections 409A regarding deferred compensation and 4999 regarding golden parachute excise taxes). Although the Company intends and expects that the Plan and its awards and benefits will not give rise to the taxes imposed under Code
Section 409A, neither the Company nor its employees, directors or their agents shall have any obligation to pay, to mitigate, or to otherwise indemnify or hold the Senior Officer harmless from any or all of such taxes.

     (b) Section 409A's Six-month Delay Rule. If, at the time of the Senior Officer's "separation from service" (within the meaning of Code Section 409A), the Senior Officer is a "specified employee" (within the meaning of Code Section
409A), the Company will not pay or provide any "Specified Benefits" (as defined herein) until after the end of the sixth calendar month beginning after the Senior Officer's separation from service (the "409A Suspension Period"). For purposes of this Agreement, "Specified Benefits" are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay or otherwise settle such amounts or benefits, pursuant to this Agreement, on account of the Senior Officer's separation from service. Within 14 calendar days after the end of the 409A Suspension Period, the Senior Officer shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence, without interest. Thereafter, the Senior Officer shall receive any remaining payments or other benefits as if there had not been an earlier delay.

     (c) Interpretation and Amendments. All payments and benefits provided to Senior Officer through this Agreement are intended to be exempt from Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A.

     If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A), as demonstrated by consistent interpretations or other evidence of intent (by the Company in its sole and absolute discretion), the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Senior Officer in order to accurately reflect its correct interpretation and operation, as well as to maintain an exclusion from the application of, or compliance with, Code Section 409A.

     22.  Prior Understandings.

     This Agreement embodies the entire contract between the parties hereto with respect to employment and severance and supersedes any and all prior agreements and understandings, written or oral, formal or informal by and between the Company and the Senior Officer.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                    ACADIA REALTY TRUST


                                    By:___________________________




                                    ACADIA REALTY LIMITED PARTNERSHIP

                                    By: Acadia Realty Trust, its General Partner


                                    By:___________________________





                                    ------------------------------
                                    Name:
                                    Title: